Ex 99.1

Executive Contact:	Investor Relations Contact:
Richard Vasek	Maureen McGarrigle
Chief Financial Officer	Director, Investor Relations
Rockford Corporation	Rockford Corporation
(480) 517-3169	(480) 517-3042
ROCKFORD CORPORATION ANNOUNCES SECOND QUARTER 2005 RESULTS
Reports Positive Operating Income and Improved Gross Margins
     Tempe, Ariz., July 28, 2005/PRNewswire/—Rockford Corporation (NASDAQ: ROFO) today announced positive operating income and improved gross margins for the three and six months ended June 30, 2005.
     Operating income for the quarter was $0.6 million compared to an operating loss of $1.2 million in the same period of 2004, an improvement of $1.8 million. Operating income for the six months ended June 30, 2005, was $0.7 million compared to an operating loss of $8.0 million in the same period of 2004, an improvement of $8.7 million.
     Gross margins in the second quarter of 2005 increased 440 basis points to 31.4% compared to 27.0% in the second quarter of 2004. Gross margins in the six months ended June 30, 2005 increased 630 basis points to 30.2% compared to 23.9% for the same period in 2004. On a sequential basis, from the first quarter of 2005 to second quarter 2005 gross margins improved 250 basis points from 28.9% to 31.4%.
     W. Gary Suttle, president and chief executive officer commented, “Our operating income in the second quarter and first half 2005 reflect steady progress in our return to profitability. These results show the benefits of the operational efficiencies we have gained through our realignment as well as our commitment to reducing expenses and improving forecasting, supply chain management and logistics. We are working diligently to continue this positive trend.”

     The improvement in gross margins for the three and six months compared to the year-ago periods was the result of continued efforts to reduce product costs as well as the elimination of the design delays, production startup issues and supply chain disruptions that Rockford suffered in the first quarter of 2004 when it introduced new products replacing most of its Rockford Fosgate brand product lines.
     Net sales for the second quarter of 2005 decreased 24.9%, to $39.6 million compared to $52.8 million in the second quarter of 2004. Net sales for the six months ended June 30, 2005 decreased 11.2% to $81.2 million compared to $91.5 million for the same period in 2004.
     Mr. Suttle continued, “The decrease in sales was due, first, to the unusually high level of sales in the second quarter of 2004 when we shipped a significant backlog of orders after we had experienced delays in producing our new products during the first quarter of 2004. Also, in the second quarter of 2004 we benefited from dealer load-in orders after our new product launches. This did not reoccur in the first half of 2005, when our product introductions were more modest and there was only limited pipeline fill.”
     “Another factor in our reduced sales is our continued effort to fine-tune our programs and discount structure to improve profitability even if it costs some sales. This has evolved as part of our realignment strategy and we believe we have made great strides in this area. In addition, during the second quarter of 2005, we were winding down sales of our domestic MB Quart products and revamping our European distribution network. We will continue to be in transition throughout 2005. We expect to be smaller and leaner but we also expect improved profitability in the long term.”
     Net loss for the three months ended June 30, 2005, was $(0.3) million compared to a net loss of $(2.5) million in the same period of 2004, an improvement of $2.2 million. The net loss per share was $(0.03) for the second quarter of 2005 compared to $(0.27) loss per share for the same period in 2004.
     Net loss for the six months ended June 30, 2005, was $(0.9) million compared to a net loss of $(7.9) million in the same period of 2004, an improvement of $7.0 million. The net loss per share was $(0.10) for the second half of 2005 compared to $(0.87) loss per share for the same period in 2004.

     Operating expenses for the second quarter 2005 decreased 23.2% to $11.9 million compared to the 2004 level of $15.5 million.
     Inventories at June 30, 2005, decreased 23.8% to $25.9 million compared to $34.0 million at December 31, 2004.
     Rockford’s outstanding balance on its asset-based credit facility at June 30, 2005 was $12.5 million compared to $15.5 million at December 31, 2004 and $25.4 million at June 30, 2004.
     Mr. Suttle concluded, “While sales were off in the second quarter, we are pleased that our gross margin percentages continued their upward trend and that operating expenses declined. We will continue to focus on controlling expenses, expanding gross margins and optimizing inventory turns. We continue to believe we will achieve break-even operating income and positive EBITDA for 2005.”
About Rockford Corporation
     Rockford is a designer, manufacturer and distributor of high-performance audio systems for the mobile audio aftermarket and for the OEM market. Rockford’s mobile audio products are marketed primarily under the Rockford Fosgate, Lightning Audio and Q-Logic brand names.
Forward-looking Statement Disclosure
     We make forward-looking statements in this press release including, without limitation, statements about our results of operations. These statements may be identified by the use of forward-looking terminology such as “may,” “will,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” or other similar words.
     Forward-looking statements are subject to many risks and uncertainties. Rockford cautions you not to place undue reliance on these forward-looking statements, which speak only as at the date on which they are made. Actual results may differ materially from those described in our forward-looking statements. Rockford disclaims any obligation or undertaking to update these forward-looking statements to reflect changes in our expectations or changes in events, conditions, or circumstances on which our expectations are based.
     Although Rockford’s operations have improved significantly in the last two quarters, Rockford has not yet returned to a net profit and Rockford’s sales in its core aftermarket channels were lower in the first half of 2005 compared to 2004. If Rockford’s operations fail to improve further, or if sales cannot be sustained, Rockford may not be able to achieve its financial and liquidity objectives. In this event, Rockford could be forced to seek one or more financing alternatives. These alternatives could include reducing or delaying capital expenditures, borrowing additional funds, restructuring indebtedness, selling additional assets, reducing expenditures for new product development, and cutting other costs. Some of these alternatives might not prove to be available on acceptable terms; others may substantially interfere with Rockford’s business and prospects. If it needs to take some or all of these actions, but is not able to do so, Rockford may not be able to satisfy its liquidity needs. Under such circumstances, Rockford might not be able to continue its business as currently planned.
     When considering our forward-looking statements, you should keep in mind the risk factors and other cautionary statements identified in Rockford’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on April 15, 2005. The risk factors noted throughout the report, particularly those identified in the discussion in Exhibit 99.9 to the report, and other risk factors that Rockford has not anticipated or discussed, could cause our actual results to differ significantly from those anticipated in our forward-looking statements.

Rockford Corporation
Condensed Consolidated Statements of Operations
For the Three and Six Months Ended June 30, 2005 and June 30, 2004
($000s omitted except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004

Net sales	$39,623	$52,754	$81,190	$91,476
Cost of goods sold	27,169	38,500	56,708	69,615

Gross profit	12,454	14,254	24,482	21,861

Operating expenses	11,880	15,492	23,755	29,811

Operating income	574	(1,238)	727	(7,950)

Interest and other expense (income)	875	1,101	1,620	1,693

Loss from continuing operations before income taxes	(301)	(2,339)	(893)	(9,643)

Income tax expense (benefit)	2	(520)	18	(3,358)

Loss from continuing operations	(303)	(1,819)	(911)	(6,285)
Loss from discontinued operations, net of taxes	—	(643)	—	(1,580)

Net income (loss)	$(303)	$(2,462)	$(911)	$(7,865)

Income (loss) per common share:
Loss from continuing operations
Basic	$(0.03)	$(0.20)	$(0.10)	$(0.70)

Diluted	$(0.03)	$(0.20)	$(0.10)	$(0.70)

Gain (loss) from discontinued operations
Basic	$0.00	$(0.07)	$(0.00)	$(0.17)

Diluted	$0.00	$(0.07)	$(0.00)	$(0.17)

Net loss
Basic	$(0.03)	$(0.27)	$(0.10)	$(0.87)

Diluted	$(0.03)	$(0.27)	$(0.10)	$(0.87)

Shares used to calculate net (loss) income per share:
Basic	9,233	9,026	9,233	9,020

Diluted	9,233	9,026	9,233	9,020

-more-

Rockford Corporation
Condensed Consolidated Balance Sheets (unaudited)
At June 30, 2005 and December 31, 2004
(In thousands)

	June 30,	December 31,
	2005	2004
ASSETS

Current assets:
Cash	$—	$—
Accounts receivable, net	29,412	33,195
Inventories	25,914	34,005
Prepaid expenses and other current assets	3,994	3,893

Total current assets	59,320	71,093

Property and equipment, net	4,785	6,407
Other assets	2,626	2,853

Total assets	$66,731	$80,353

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	8,878	15,594
Accrued warranty	3,030	2,902
Other accrued liabilities	7,531	9,131
Current portion of long term debt	13,631	18,204

Total current liabilities	33,070	45,831

Notes payable	10,718	11,937

Total liabilities	43,788	57,768

Shareholders’ equity:
Common stock	92	92
Additional paid-in-capital	38,686	37,329
Retained deficit	(16,232)	(15,321)
Accumulated other comprehensive income	397	485

Total shareholders’ equity	22,943	22,585

Total liabilities and shareholders’ equity	$66,731	$80,353

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